                                                                      Exhibit 11

                              AMPHENOL CORPORATION

                        Computation of Per Share Earnings
                   For the Three Years Ended December 31, 1996
                (dollars in thousands, except per share amounts)

                                                     Year Ended December 31,
                                           ------------------------------------------
                                                1996          1995           1994
                                                ----          ----           ----
Net income before extraordinary item .....      $67,578       $62,858        $42,400
Extraordinary item:
Write off of deferred debt issuance costs,
   net of income taxes ...................         --            --           (4,087)
                                                -------       -------         ------
Net income applicable to Common Stock ....      $67,578       $62,858        $38,313
                                                =======       =======        =======

Average Shares Outstanding:
   Class A Common Stock ..................   46,649,541    47,304,180     46,345,880
   Warrants (1) ..........................         --            --          265,879
                                             ----------    ----------     ----------
                                             46,649,541    47,304,180     46,611,759
                                             ==========    ==========     ==========
Net income per share:
   Income before extraordinary item ......        $1.45         $1.33           $.91
   Extraordinary charge ..................          --            --            (.09)
                                                  -----         -----           ----
   Net income per share ..................        $1.45         $1.33           $.82
                                                  =====         =====           ====


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(1)  For purposes of calculating the earnings per common and common equivalent share, because of the de minimis exercise price, the Warrants are accounted for as if they had been exercised and the related shares of Common Stock were outstanding.